Notice of Award of Performance Shares
and Performance Shares Agreement (Standard)
Harley-Davidson, Inc.
ID: 39-1805420
3700 West Juneau Avenue
Milwaukee, WI 53208

Performance Shares

Plan:

ID: <emp_id>

<first_name> <last_name>
2020 Incentive Stock Plan

Effective <award_date> (the “Grant Date”), you have been granted <shares_awarded> Performance Shares (the “Target Performance Shares”) with respect to shares of Common Stock of Harley-Davidson, Inc. (”HDI”) under HDI’s 2020 Incentive Stock Plan (the “Plan”).

The number of Performance Shares you earn will be based on HDI’s average achievement of performance goals for the three-year performance period of fiscal years 2025-2027 (the “Performance Period”), modified by HDI’s relative total shareholder return (“TSR”) performance compared to a predetermined peer group, measured over the Performance Period, as described below.

Performance Goals. The performance goals for the Performance Period and their respective weightings will be approved by the Human Resources Committee (the “Committee”) of HDI’s Board of Directors and will be communicated to you by the end of the first quarter of the Performance Period. The level of performance will be expressed as a percentage of target from 0% to 200%. Following the end of the Performance Period, the level of performance determined by the Committee for Performance Period will yield the score applicable to the Performance Shares (the “Score”).

TSR Modifier. The Score will be modified by HDI’s relative TSR during the Performance Period as follows:

•The Committee will approve a peer group of companies against which HDI’s TSR will be measured during the course of the Performance Period. The Committee will determine in its sole and absolute discretion how to address any changes in the peer group of companies that occur during the Performance Period.
•The Committee will assign to each potential TSR ranking a TSR modifier, expressed as a percentage ranging from -15% for the lowest ranking to +15% for the highest ranking.
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•Following the end of the Performance Period, the Committee will determine HDI’s TSR ranking for the Performance Period relative to the TSRs of each company in the peer group of companies for the Performance Period.
•The calculation of TSR for HDI and each company in the peer group of companies shall in each case reflect the average of the closing stock prices of the stock in question over the ten consecutive trading days preceding the beginning of the performance period and the last ten consecutive trading days of the performance period.
•HDI’s TSR ranking will determine the actual TSR modifier percentage applicable to the Award.
•That percentage will be applied to the Score to yield a modified Score (the “Modified Score”).
The number of Performance Shares earned will be equal to the product of the Target Performance Shares multiplied by the Modified Score, provided that the maximum number of Performance Shares earned cannot exceed 200% of the Target Performance Shares.

Any Performance Shares that are earned based on performance will be earned on the date that the Committee determines the achievement of the applicable level of performance following the Performance Period. Any Performance Shares that are not earned on such date shall be forfeited.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Performance Shares.

The Performance Shares are granted under and governed by the terms and conditions of the Plan and this Performance Shares Agreement including Exhibit A. Additional provisions regarding your Performance Shares and definitions of capitalized terms used and not defined in this Performance Shares Agreement can be found in the Plan.

HARLEY-DAVIDSON, INC.

Tori Termaat
Chief Human Resources Officer

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Exhibit A to Performance Shares Agreement

Confidential Information: In consideration of your agreement to the terms of this Performance Share Agreement by your acceptance of this Performance Share Agreement, the Company promises to disclose to you from time to time confidential and competitively sensitive information concerning, among other things, the Company and its strategies, objectives, performance and business prospects. You may use this information to perform your duties to the Company as well as in determining whether to accept an equity award. You shall not use and/or disclose this information for any purpose prohibited by the Company’s policies and guidelines concerning insider trading and/or as otherwise prohibited by this Performance Share Agreement.
Certain Definitions: The following definitions apply in this Performance Share Agreement:
(1) “Company” or “the Company” means HDI and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.
(2) “Competitive Business” as used in this Performance Share Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or is reasonably expected to market or sell, directly or indirectly, such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but is not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; Buell Motorcycles; GasGas; Revzilla; JP Cycles; REVER; Comoto Holdings, Inc.; EagleRider; CFMoto; Benelli; Qianjiang Motorcycle; Loncin Holdings; Zongshen; Stark; Piaggio Group; Ducati; Niu Technologies; Kymco; Sanyang Motor; Gogoro; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services.
(3) “Confidential Information” means any and all non-public information, ideas, and materials, other than Trade Secrets, in whatever form, tangible or intangible, related to Company’s business (including, without limitation, the business of any entity owned by, controlled by, or affiliated with the Company) that provides Company with a competitive business advantage by virtue of the information, idea, or material not being generally known to Company’s competitors, Company’s customers, and/or the general public. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and information received by the Company under an obligation of confidentiality to a third party. Confidential Information does not include any information, idea, or material (i) that is disclosed to you without confidential or proprietary restriction by a third party who rightfully possesses the information, idea, or material (likewise without confidential or proprietary restriction) prior to or independent of your employment, (ii) that is rightfully in your possession or part of your general knowledge prior to or independent of your employment, or (iii) that is or becomes publicly known or is legitimately in the public domain through lawful means and without breach of this Performance Share Agreement by you, or breach of a similar agreement by others.

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(4) “Prohibited Territory” shall mean any county or borough within the United States of America, and any comparable administrative and/or political subdivision of a sovereign political entity outside of the United States of America, in or over which you had material responsibilities on behalf of the Company during the last twelve (12) months of your employment with the Company.
(5) “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.
(6) Neither Confidential Information nor Trade Secrets include general skills or knowledge or skills that you obtained prior to your employment with the Company.
Confidentiality:
(1) During the time period from the date of this Performance Share Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not use or disclose any Confidential Information except for the benefit of the Company in the course of your employment by the Company and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company, or for your benefit or the benefit of anyone else other than the Company.
(2) During the time period from the date of this Performance Share Agreement and for so long thereafter as such information is not generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from its disclosure or use, you will maintain all Trade Secrets to which you have received access while employed by the Company as confidential and as the property of the Company. Nothing in this Agreement shall limit Company’s remedies with respect to your unauthorized use and/or disclosure of Trade Secrets. You understand and acknowledge that you are hereby being provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) An individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(3) Upon termination of your employment with the Company, you will turn over immediately to the Company all Confidential Information and Trade Secrets (including all paper and electronic copies), and you shall retain no copies thereof. You shall attend an exit interview at or around the time of termination and sign a written statement certifying your compliance with the terms of this Performance Share Agreement. This Performance Share Agreement, including, but not limited to, this confidentiality provision, does not restrict or prevent you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local agency charged with the enforcement of any laws, including providing documents or other information, or exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees.
Competitive Employment: During the time period from the date of this Performance Share Agreement through the date that is one year after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not substantially participate in, supervise, or manage, any activities or services, which are the same as, or

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substantially similar in function or purpose to, those you performed for the Company during the last twelve (12) months of your employment, or that are likely to result in the unauthorized use or disclosure of Confidential Information or Trade Secrets, for any Competitive Business in the Prohibited Territory. This restriction applies whether Employee is engaged to substantially participate in, supervise, or manage such activities or services as an employee, independent contractor, or consultant under the terms of any agreement, whether verbal, implied, or written.
No Solicitation of Certain Employees: During the time period from the date of this Performance Share Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to your direct supervision or about whom you received any Confidential Information, in either event during any part of the last two years of your employment with the Company, to accept any employment, consulting, contracting or other confidential relationship with a Competitive Business. You understand, acknowledge, and agree that such solicitation will disrupt, damage, impair, and interfere with the Company’s business and have a substantial negative impact on the Company’s ability to compete.
No Solicitation of Certain Customers: During the time period from the date of this Performance Share Agreement through the date that is two years after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any customer, distributor or dealer of the Company’s products or services to terminate its relationship with the Company or to purchase or deal in products or services competitive with the Company’s products or services, if you had any material contact with or learned any Confidential Information about the customer, distributor or dealer, in either event through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company during any part of the last two years of your employment with the Company.

Termination of Employment:

(1) If your employment with the Company is terminated prior to the third December 31 following the Grant Date for any reason other than death, Disability or Retirement (based on clause (ii) of the definition of such term in the Plan, which requires the consent of the Committee, or, if such termination occurred after the first anniversary of the Grant Date, based on clause (i) of the definition of such term in the Plan), then you will forfeit any Performance Shares as of the date your employment is terminated.

(2) If you cease to be employed by the Company prior to the third December 31 following the Grant Date by reason of death, Disability or Retirement (based on clause (ii) of the definition of such term in the Plan, or, if such termination occurred after the first anniversary of the Grant Date, based on clause (i) of the definition of such term in the Plan), then you will receive a portion of the number of Performance Shares that you would have received had you not ceased to be employed by the Company, which portion will be equal to such number of Performance Shares multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based on clause (ii) of the definition of such term in the Plan, or, if such termination occurred after the first anniversary of the Grant Date, based on clause (i) of the definition of such term in the Plan), and the denominator of which is the number of Months from the Grant Date to the third December 31 following the Grant Date, and you will forfeit any remaining Performance Shares. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Performance Shares. You will not receive cash payments relating to any dividends and other distributions paid with respect to the Shares underlying your Performance Shares at the time of the payment

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date of the dividend or other distribution. If, however, any dividends or distributions with respect to the Shares underlying your Performance Shares are paid in Shares rather than cash, you will be credited with additional Performance Shares equal to the number of shares that you would have received had your Performance Shares been actual Shares, and such Performance Shares will be subject to the same risk of forfeiture and other terms of this Performance Shares Agreement as are the Performance Shares with respect to which they were credited. Amounts credited to you in the form of additional Performance Shares will be settled (if vested) at the same time as the Performance Shares with respect to which they were credited. Further, at the time Performance Shares are settled, you will receive a dividend equivalent cash payment in respect of any dividends and other distributions paid in cash with respect to Shares for which the record date is on or after the Grant Date and before the settlement date which payment will be in an amount equal to the product of the number of Shares payable to you on settlement of your Performance Shares and the total amount of dividends and other distributions paid in cash with respect to a Share during such period.

Settlement: Your Performance Shares will be settled by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Performance Share that you earn. The Performance Shares will be settled (and any dividend equivalent cash payment will be paid to you) as soon as practicable following the third December 31 following the Grant Date and no later than March 15 of the third year after the year in which the Grant Date occurs. Cash will be paid in satisfaction of any fractional Performance Share settled pursuant to this paragraph.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, HDI may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: To the extent that your receipt of Performance Shares, the vesting of Performance Shares, your receipt of payments in respect of Performance Shares or the delivery of Shares to you in respect of Performance Shares results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Performance Shares) an amount, and/or to treat you as having surrendered vested Performance Shares having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

When income results from the delivery of Shares to you in respect of Performance Shares, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the delivery of such Shares. If you would be left with a fractional share after satisfying the withholding obligation, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept Shares, or if you want to keep all of the Shares that will be delivered, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the date of delivery of the Shares, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept Shares as described above.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this Award through your equity account. If you have not accepted this Award within ninety (90) days following the Grant Date, the Performance Shares granted herein shall be automatically forfeited. If you choose to accept this Performance Shares Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 2009 Incentive Stock Plan and the Harley-Davidson, Inc. 2014 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.

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